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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 27th day of June, 1994 by and between ROCK FINANCIAL CORPORATION, a Michigan corporation ("Employer"), and STEVEN STONE ("Employee").

                                    RECITALS:

     Employer has established a separate, independently operated, unincorporated, nonconforming mortgage lending division known as "Boulder Financial" ("Boulder").

     Employer maintains separate books and records, and prepares separate financial statements, for Boulder.

     Employer wishes to employ Employee to perform services for Boulder, and Employee desires to accept such employment with Employer, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth below, Employer and Employee agree as follows:

1.   TERMS OF EMPLOYMENT

A. Engagement: Employer hereby employs Employee to perform, on a full-time basis, for and on behalf of Boulder, such services ("Services") as are customarily performed by executive-level employees of mortgage lending institutions (including, but not necessarily limited to, those described in Section 1D below) or as may from time-to-time be assigned to him by the President of Employer to whom Employee shall report, and Employee hereby accepts such employment and agrees to perform such Services on a full-time basis, all upon the terms and conditions set forth in this Agreement.

B. Full-Time Employment: Employee acknowledges that Employer is employing him on a full-time basis, and Employee agrees to devote all of his business time, attention and skills to, and to use his best efforts in, the performance of the Services. For the purposes of this Agreement, "full-time" refers to Employer's regularly-established business hours plus such additional time as is necessary for Employee to fulfill his duties, obligations and responsibilities under this Agreement.

C. Term: For purposes of this Agreement, Employee's "Employment Commencement Date" shall be June 27, 1994. The term of Employer's employment of Employee (the "Term") shall commence on the Employment Commencement Date and shall end on the date employment is terminated or otherwise discontinued in accordance with
Section 3A below.

D. Position: Employee's title shall be "Director of Alternative Lending". In such capacity, Employee is an executive and administrative employee of Employer and his responsibilities shall include, among other things: (i) overseeing, managing, and directing the day-to-day operations of

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Boulder; (ii) budgeting loan production expenses and operational expenses; (iii)
maximizing Boulder's quality of customer service; (iv) implementing cost-effective marketing strategies; (v) reporting to Employer with data and in formats designated by Employer; (vi) maximizing the level and market share of Boulder's non-conforming residential loan production; (vii) assisting in site location and the coordination of the opening of new locations; (viii) maintaining investor relations and investor agreements on terms favorable to Boulder; (ix) ensuring all Boulder loans are originated, documented, processed and closed in compliance with all applicable federal and state laws and regulations and in conformity with Employer's policies; (x) ensuring all loans are originated, documented, processed and closed in compliance with the terms and guidelines of the applicable investors and warehouse lenders; (xi) avoiding any secondary market losses, loan repurchases, and funding/warehouse problems;
(xii) developing and marketing referral sources to improve Boulder's non-conforming residential loan business; (xiii) personally assisting in and supervising the day-to-day processing and closing of loans; (xiv) properly managing, evaluating, supervising and directing the subordinate staff and employees of Employer assigned to Boulder; (xv) effectively recruiting and staffing operations and recommending the hiring, disciplinary action and termination of subordinate loan officers and staff members of Employer assigned to Boulder in compliance with all applicable state and federal laws; (xvi) working with the officers, managers, and employees of Employer to facilitate an efficient, beneficial and cooperative working relationship with all other divisions of Employer; and (xvii) effectively and efficiently carrying out the missions, goals and directives of Employer as directed by Employer's President. Employee shall report to the President of Employer and to such other person or persons as the President of Employer may designate from time-to-time.

E. Standard of Care: Employee shall use his best efforts to make Boulder a profitable division of Employer. Employee specifically acknowledges that as Boulder's Director of Alternative Lending, he is employed in a fiduciary capacity and is charged with a duty of loyalty and trust to Employer. Employee shall discharge his duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes is in the best interests of Employer.

F. Adherence to Rules and Regulations: Employee agrees to adhere to and comply with: (i) all applicable state and federal regulations affecting lending institutions and the origination and closing of residential mortgage loans; (ii) generally accepted residential mortgage lending practices, and (iii) all policies, rules and regulations of Employer (including, without limitation, any applicable quality control plans and employee handbooks of Employer or Boulder) which have been, or in the future may be, adopted. Employee acknowledges that it is his responsibility to properly maintain any licenses or certifications necessary for him to perform the Services. Employee shall notify Employer of any change in the status of such licenses or certifications.

G. Employee Status: Notwithstanding any provision of this Agreement to the contrary, Employee shall perform the Services as an employee of Employer and not as an independent contractor, and Employer shall withhold appropriate federal, state and local withholding taxes from all sums which Employer shall pay to or on behalf of Employee, pay its share of Social Security taxes, pay all unemployment insurance, and make any other contributions which may be required of Employer in an employer/employee relationship.

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2.   COMPENSATION

A. Compensation: For all Services to be rendered by Employee under this Agreement, Employer shall, during the Term, compensate Employee as follows:

          (i) Salary: Employer shall pay Employee a salary ("Salary") on a biweekly basis in an amount to be determined and established by the President of Employer on a periodic basis in his sole discretion.

         (ii) Discretionary Bonus: Employer may pay Employee a discretionary bonus (the "Discretionary Bonus") in such amount, if any, and at such times, and subject to such conditions, as the President may, in his sole discretion, determine.

         (iii) Distribution Bonus: Employer may pay Employee a "Distribution Bonus", at such time as the shareholders of Employer receive a distribution from Employer (other than any salaries, bonuses or other compensation which one or more shareholders may receive as consideration for any services rendered by such shareholders to Employer and any distributions which Employer declares in order to provide its shareholders with funds with which to pay any federal, state and/or local taxes for which they are responsible as a result of Employer's status as an "S Corporation"), if such distribution reduces the retained earnings of Boulder (as determined by the President of the Employer in his sole discretion), and if, but only if, Employee is still employed by under this Agreement on the date of such distribution, in an amount equal to eighteen percent (18%) of the amount by which Boulder's retained earnings have been reduced by such distribution (as determined by the President of Employer in his sole discretion).

B. Benefits: During the Term, Employee may participate in such employee benefits plans, at such times, and, subject to such rules, conditions, modifications, and/or cancellations as determined by the President of the Employer in his sole discretion.

3.   TERMINATION OF EMPLOYMENT

A. Termination: Notwithstanding any provision of this Agreement to the contrary, either Employer or Employee may terminate Employee's employment under this Agreement at any time, with or without cause, for any reason whatsoever.

B. Severance Pay: Upon the termination of Employee's employment under this Agreement, and if, but only if: (i) Employee is not in breach of any provision of this Agreement (as determined by the President of Employer in his sole discretion) on the date of such termination; (ii) the employment relationship was terminated by Employee; and (iii) Employee provided Employer with a minimum of thirty (30) days prior written notice, Employer shall continue to pay Employee his biweekly Salary for four (4) weeks after the date of such termination (the "Severance Pay"); provided, however, that Employer shall have no obligations under this Section 3B whatsoever unless, during such four week period, Employee fully and completely cooperates with Employer and Boulder in the transition period. Any provision of this Agreement to the contrary notwithstanding, Employee shall not be entitled to any Severance Pay in the event Boulder

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becomes a separate legal entity or is "spun-off" as a subsidiary or affiliate of
Employer and (a) Employer or one or more of Employer's shareholders retains an equity interest in the resultant entity, and (b) Employee is employed by or offered employment with such resultant entity.

C. Severance Pay upon Death or Disability: Upon the death of Employee or in the event Employee becomes disabled during the term of this Agreement, the Company shall pay Employee, or his estate, as the case may be, in five (5) equal annual installments, without interest, an aggregate amount equal to eighteen percent (18%) of Boulder's retained earnings on the last day of Employer's last fiscal quarter preceding Employee's death or the date Employee is first deemed to be disabled (the "Effective Date") less any bonuses, subsequently paid or accrued to or on behalf of Employee or any other employee of Boulder prior to the Effective Date. The first such installment shall be paid within one (1) year of the Effective Date, and the remaining four (4) installments shall be paid on the second, third, fourth and fifth anniversaries of such Effective Date. For the purposes of this Section 3C, Employee shall be deemed to be disabled if he becomes unable to perform his duties under this Agreement by reason of physical or mental incapacity or other cause for 120 consecutive days or more. In the event a disagreement arises as to whether Employee is or is not disabled, the President of Employer shall make the final determination, and such determination shall be binding upon the Company and Employee. Prior to making such determination, the President of Employer shall have the right to have a physician and/or a psychiatrist conduct an independent examination of Employee's physical and/or medical condition. In the event Employee refuses to submit to such examination, the President of Employer may, in his sole discretion, and without regard to whatever other information is available, conclude that Employee is not disabled.

D. Return of Property: Employee acknowledges that the following shall be, are and shall remain the exclusive property of Employer:

         (i) All Employer and Boulder documents, manuals, handbooks and marketing materials (including, without limitation, all form documents such as Employer's compliance agreement, loan pricing disclosure agreements, status-grams and the like); books, records, reports and files (including, without limitation, applications, appraisals, credit reports, VOE's and the like); office equipment and supplies (including beepers, phones, keys, credit cards, lists, training materials, computer diskettes and alike); and documents, records, files, lists and the like (including originals and copies thereof) containing trade secrets or proprietary or confidential business information of Employer, obtained by Employee in the course of Employee's employment with Employer; and

         (ii) All marketing and advertising ideas, designs, programs, improvements, literature and the like which pertain to or relate to the Business and products of Employer or Boulder and which Employee makes, develops or contributes to while employed by Employer.

Upon the termination of Employee's employment under this Agreement for any reason, Employee shall immediately, without demand, return and deliver to Employer all of Employer's property in his possession.

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4.   COVENANT NOT TO COMPETE AND RELATED MATTERS

A. Employee's Acknowledgment: Employee acknowledges that Employer has expended considerable time, money and resources in initiating and commencing the operations of Boulder; recruiting, training and developing the skills and abilities of the employees assigned to Boulder; developing business relationships with investors, referral sources and customers so as to improve the goodwill of Boulder; establishing and maintaining close business relationships between Employer and its customers; and obtaining, compiling and developing confidential customer lists, various internal computer reports, and other proprietary business information not readily available to the public or through other sources. Employee further acknowledges that Employer is entitled to keep the results of such efforts for its exclusive use. Accordingly, Employee agrees to the provisions of this Section 4 and agrees that such provisions are necessary to preserve and protect the legitimate business interests of Employer.

B. Employee's Covenant: Employee represents, warrants, covenants and agrees, for the benefit of Employer and its affiliates, successors and assigns, that during the Term and continuing for a period of two (2) years thereafter (the "Covenant Period"), he shall not, either directly or indirectly, whether on his on behalf or on behalf of any other person, business or entity whatsoever:

         (i) engage in, or have any interest in or be associated with (whether as an officer, director, shareholder, partner, member, associate, employee, consultant, advisor, owner or otherwise), any corporation, partnership, limited liability company, association, trust, firm or other enterprise (including any pre-incorporated association): (a) which is engaged in the same or similar lines of business as Employer (the "Business") or any facet of such Business, anywhere in the Geographic Area (defined in Section 4C below), or (b) which competes during the Covenant Period anywhere in the Geographic Area with Employer or Boulder or any of Employer's affiliates (without first obtaining the express written consent of the President of Employer); except that notwithstanding the foregoing, Employee may invest in any publicly-held corporation engaged in the Business, if such investment does not exceed one (1%) percent in the aggregate in value of the issued and outstanding capital stock of such corporation;

         (ii) divert from the Business of Employer, or by aid of others, do anything which would tend to divert from the Business of Employer, any trade or business with any customer or vendor with whom Employer, Boulder or Employee has or, at any time within two (2) years immediately preceding the end of the Term, had any contact or association in connection with the Business;

         (iii) solicit, induce or attempt to induce any employee of Employer (excluding Ross Niskar and/or Adam Schoener, but specifically including any former employee of Employer who left the employ of Employer at any time within one (1) year immediately preceding the end of the Term), to leave the employment of Employer or enter into the employ of (i) Employee, (ii) any entity of or to which Employee is an employee, consultant or advisor or in which Employee otherwise has any interest whatsoever, or (iii) any competitor of Employer;

          (iv) use, copy, publish, disseminate, distribute or otherwise disclose any proprietary or confidential information of Employer or Boulder, of any kind or nature whatsoever, including,

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without limitation, all Employer and Boulder business and marketing plans, customer and prospect lists, information concerning loans in process, information and lists concerning referral sources and investors, computer programs, internal business reports (including, without limitation, pipeline reports, lock/expiration reports, closed loan reports, warehousing reports, application aging reports and the like), agreements, manuals, loan documents (including, without limitation, form documents such as Employer's compliance agreement, loan pricing disclosure agreements and the like), training materials, marketing materials (including, without limitation, status-grams and the like), information concerning financial arrangements with outside lending institutions, terms of vendor agreements, internal pricing, fee and cost information and the like, and any and all other information which is confidential, treated as confidential by Employer or not generally known in the industry; or

         (v) undertake any efforts or activities toward, or advise, assist or consult with any person, business or entity which is or will be undertaking efforts towards, pre-incorporating, incorporating, organizing, financing or otherwise commencing any business which will engage in the Business or any facet of such Business or compete with Employer.

C. Geographic Area: For the purposes of this Section 4, the term "Geographic Area" shall mean (i) during the Term, the continental United States, and (ii) during the remainder of the Covenant Period, (a) Oakland, Macomb, Wayne, Genesee, Washtenaw, Ottawa, Kent, Monroe and Livingston Counties in the State of Michigan; (b) Lucas, Ottawa, Cuyahoga, Summit, Lake, Geagua, Franklin, Madison, Licking and Delaware Counties in the State of Ohio; and (c) any other county in any other state in which Employer or Boulder is operating or non-conforming mortgage loan origination office at the end of the Term.

D. Distinct Covenants: Employer and Employee intend that the covenants set forth in Section 4B above (the "Covenants") shall be deemed to be a series of separate covenants with respect to the Business of the Employer, one for each and every political subdivision of each state and county to which such Covenants apply. Employee acknowledges and agrees that the Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any Covenant, or any portion of any Covenant, is invalid or unenforceable, the remainder of the Covenants shall not be affected and shall be given full force and effect, without regard to the invalid Covenant or the invalid portion. If any court determines that any Covenant, or any portion of any Covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and, enforce such Covenant or portion in such reduced form. Employee intends to and hereby confers jurisdiction to enforce the Covenants above upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold the Covenants, or any portion of any Covenant, unenforceable by reason of their breadth of scope or otherwise, it is the intention of the Employee that such determination not bar or in any way affect the right of Employer to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants as to breaches of such Covenants in such other respective jurisdictions.

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E.   Breach of Covenants Constitutes Breach of Agreement/Specific Enforcement:
Employee covenants and agrees that a breach or attempted breach of any of the Covenants, constitutes a breach of this Agreement.

         (i) In the event of a breach of Employee's Covenant under only Sections 4B(i) and/or 4B(v), Employee shall not be entitled to nor shall Employer be obligated to pay any consideration, monies, or further compensation in whatever form whatsoever to Employee, and Employee shall immediately forfeit, relinquish, surrender, release and waive any all rights, claims or demands to any and all consideration, monies, or compensation which Employee may be or is eligible for or owed (whether or not such consideration could be considered accrued or vested) under Section 4F of this Agreement and under any other provision of this Agreement. Employer's sole remedy for a breach of Employee's Covenant under only Sections 4B(i) and/or 4B(v) shall be that which is described in this Section 4E(i).

         (ii) In the event of a breach of any other Employee Covenant or any other provision of this Agreement: in addition to the remedies set forth in
Section 4E(i) and any and all legal and equitable rights available to Employer, such Covenants may be specifically enforced by a temporary and/or permanent injunction in an action in equity. Employee hereby acknowledges that remedies at law for such a breach or threatened breach of Employee Covenants, except as provided above in Section 4E(i), are inadequate.

F. Consideration: In consideration for the Covenants, Employer shall, upon the termination of Employee's employment with Employer for any reason whatsoever (other than death or disability requiring the payment of Severance Pay pursuant to Section 3C), pay Employee, in five (5) equal annual installments, without interest, an aggregate amount equal to the product of: (i) eighteen percent (18%) of Boulder's retained earnings on the last day of Employer's last fiscal quarter preceding the termination of Employee's employment with Employer less any bonuses subsequently paid or accrued to or on behalf of Employee or any other employee of Boulder prior to the termination date, and (ii) a percentage which shall be determined from the table set forth below, based upon the number of years of/Employee's service to the Employer (based on the Employment Commencement Date) and whether Employee terminated his employment with the Employer or Employer terminated Employee's employment with Employer:


                                                        PERCENTAGE IF EMPLOYMENT
                            PERCENTAGE IF EMPLOYEE       TERMINATED BY THE
   YEARS OF SERVICE         TERMINATES EMPLOYMENT                COMPANY
Less than 1 year                      0%                            0%
1, but less than 4 years             25%                           50%
4, but less than 7 years             50%                           70%
7, but  less/than 10                 75%                           85%
years
10 or more years                    100%                          100%



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The first such installment shall be paid within ninety (90) days after the date of such termination, and the remaining four (4) installments shall be paid on the second, third, fourth and fifth anniversaries of the first installment pay date; provided, however, that Employee shall not be entitled to and Employer shall have no obligation whatsoever to make further installment payments pursuant to this Section 4F if Employee breaches, violates or fails to comply in full with any provision of this Agreement, including, without limitation, the Covenants.

5.   Change In Control

A. Bonus Upon Change In Control: Upon the occurrence of any of the following events, Employee shall (provided Employee is employed by Employer under the terms of this Agreement upon the date of said event) be entitled to a "Change-In-Control Bonus" in an amount equal to eighteen percent (18%) of the "New Worth" of the Boulder division as determined by the "Methods for Determining Net Worth" of the Boulder division specified below:

     (i)       the sale of all or substantially all of the assets of Employer,

     (ii) Employer's sale of Boulder or all or substantially all of Boulder's assets,

     (iii)     An initial public offering of Employer's stock, or

     (iv)      A Change-In-Control (defined in Section 5B below) of Employer.

B. Definition: For the purposes of this Section 5, a "Change-In-Control" shall be any transaction pursuant to which, and upon the consummation of which, more than fifty percent (50%) of the issued and outstanding shares of Employer's voting capital stock are owned by a person or persons (other than parents, grandparents, children, grandchildren, aunts, uncles, nieces, nephews or first cousins of, or trusts established by or for the benefit of, shareholders of Employer) who, immediately prior to such transaction, were not shareholders of Employer.

C. Methods For Determining Net Worth Of Boulder Division: For purposes of calculating Employee's Change-In-Control Bonus upon the occurrence of an event mentioned above, the Net Worth of the Boulder Division shall be determine pursuant to the following methods/factors:

     (i) the purchaser's opinion as to the net worth of the Boulder division as it relates to the transaction and/or relative to the Employer as a whole;

     (ii) the opinion of the investment banking firm, if any, involved in the transaction as to the net worth of the Boulder division as it relates to the transaction and/or relative to the Employer as a whole;

     (iii) the opinion of a qualified business appraiser as to the net worth of the Boulder division as it relates to the transaction and/or relative to the Employer as a whole; and

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     (iv)       the net worth of the Boulder division as it relates to the transaction and/or relative to the Employer as a whole as determined by way of negotiation and conferral with Employee.

After evaluating the foregoing methods/factors and conferring with Employee, the President of Employer shall, within his reasonable business judgment, make a final determination of Boulder's Net Worth.

D. Form of Change-In-Control Bonus Payment: Upon the occurrence of any of the events mentioned above in which Employer becomes obligated to pay a Change-In-Control Bonus, in the event that the triggering event involves a transaction in which shares of stock are being issued by the Employer or shares of stock are being received by the Employer, the Employer may in its sole discretion pay any portion of the Change-In-Control Bonus in shares of stock being issued or received by the Employer, in lieu of cash.

E.   Other Payment Obligations Terminated: Upon making the payment called for by
Section 5A above, Employer shall have no further obligation under this Agreement to pay Employee any Distribution/Bonus or Severance Pay or to make the installment payments called for by Section 4F above; provided, however, that the restrictions and Covenants of Section 4 shall continue to apply to Employee.



6.   ADDITIONAL TERMS

A. Agreement Binding: The terms and conditions of this Agreement shall be binding upon and inure to the benefit of Employer, Employee and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as the case may be.

B. Authority: Employee represents and warrants to Employer that (i) he has full right, power and authority to execute and to perform his obligations under this Agreement; and (ii) be is neither a party to nor bound by or subject to any other agreement, written or oral, which would preclude him from entering into this Agreement and working for Employer.

C. Choice of Law: This Agreement has been executed in, and shall be construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to the conflict of laws principles of such state.

D. Amendments: This Agreement may not be modified or amended except pursuant to a written instrument executed by both Employee and the President of Employer.

E. Entire Agreement: This Agreement sets forth the entire understanding and agreement of Employer and Employee with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof.

F. Headings: The section headings and captions used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

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G.   No Assignment: Employee may not assign his rights, duties and obligations under this Agreement to a third-party (including, without limitation, Employee's beneficiaries and legal representatives) without the prior written consent of the President of Employer. Employer may assign its rights, duties and obligations under this Agreement.

H. Severability: If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be modified so as to be enforceable to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

I. Breach by Employee: Upon Employee's breach or violation of, or failure to comply with, any provision of this Agreement, Employer shall have, in addition to any other remedies provided in this Agreement, no further obligation under this Agreement to pay Employee any Discretionary Bonus, Distribution Bonus or Severance Pay or to make the installment payments called for by Section 4F above or the payment called for by Section 5A above. This Section 61 shall not be construed to limit any other remedies which Employer may have at law or in equity, except as specifically provided in Section 4E(i).

J. Breach by Employer: Employee agrees that he shall not commence any legal action or proceeding relating to or arising out of this Agreement or his employment relationship with Employer (including, without limitation, any and all claims for compensation or employment discrimination or claims based upon a violation or alleged violation of any other labor- or employment-related federal, state or local law) more than one hundred eighty (180) days after the date such claim first arises, and Employee hereby voluntarily waives any statutes or periods of limitations to the contrary. Employee's sole remedy for any alleged breach of this Agreement by Employer shall be limited to the amount of Severance Pay which otherwise would have been payable.

K. Indemnity: Employee represents, warrants, covenants and agrees, for the benefit of Employer and its affiliates, successors and assigns, that (i) he will not utilize, in connection with his employment under this Agreement, any materials, confidential business information or trade secrets which may be deemed to be confidential or proprietary information of any other person or entity, and (ii) he will not engage (or direct or cause Employer or Boulder to engage) in any illegal activities in connection with his employment under this Agreement. Employee agrees to indemnify, defend and hold Employer (and its officers, directors, shareholders, employees, agents, successors, assigns and affiliates) harmless from and against any and all losses, liabilities, claims, causes of action, damages or expenses, including attorneys' fees, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, contingent or certain, suffered or incurred (or to be suffered or incurred) by any such persons in connection with Employee's violation or alleged violation of the foregoing sentence.

L. Counter parts: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

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M.   Financial Information: Unless otherwise provided in this Agreement, in those circumstances in which the terms and conditions of this Agreement call for the retained earnings or other financial information of or concerning Boulder to be determined, such information shall be determined by Employer's regularly-employed independent or in-house accountants (the "Accountants") from financial statements which shall be prepared, in accordance with generally accepted accounting principles applied consistently with the manner in which such principles have been applied to Employer itself, for Boulder, as if Boulder was a separate and distinct entity apart from Employer, after taking into account all items which are and may be reasonably attributed and apportioned to Boulder, including, but not necessarily limited to, all taxes to which Employer is subject which are attributable and apportioned to Boulder, salaries and operational expenses attributable and apportioned to Boulder, and the corporate allocation of expenses and overhead, as determined in the sole judgment of the Accountants in accordance with generally accepted accounting principles consistently applied. In the event Employee disagrees with the Accountants' determination of Boulder's retained earnings or other financial information, such disagreement shall be resolved by the President of Employer in his sole discretion, and such resolution shall be binding upon Employee and Employer.

     IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the day and year first above written.

In the Presence of:                      "EMPLOYEE":

/s/ Adam Schoener                        /s/  STEVEN STONE
---------------------------------        -------------------------------------
                                         STEVEN STONE
Print Name:  Adam Schoener
           ----------------------


In the Presence of:                      "EMPLOYER":

/s/ Charlene Callagy                     ROCK FINANCIAL CORPORATION,
---------------------------------        a Michigan corporation

Print Name: Charlene Callagy
           ----------------------
                                          By: /s/ Daniel Gilbert
                                             --------------------------------
                                             Print Name:

                                          Its:
                                             --------------------------------

                  Employment Agreement: Page 11 of 11       Initials
                                                                    ---------

                      AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of December 28, 1996 by and between Rock Financial Corporation, a Michigan corporation ("Employer"), and Steven Stone ("Employee").

                                  RECITALS:

         A. Employer and Employee have entered into an Employment Agreement, dated as of June 27, 1994 (the "Agreement"). Capitalized terms used in this Amendment, but not otherwise defined in this Amendment, shall have the meanings set forth in the Agreement.

         B. Employer and Employee desire to revise the Agreement, on the terms and conditions set forth in this Amendment, to, among other things, revise the Distribution Bonus and substitute an option to purchase common shares of Employer and a special bonus for various compensation under the Agreement based on the retained earnings of Boulder.

         THEREFORE, Employer and Employee agree as follows:

         1. Change in Title. The first sentence of Section 1.D. of the Agreement is hereby amended to read as follows:

         "Employee's title shall be "President of Boulder Financial"."

         2. Revised Distribution Bonus. Section 2.A.(iii) of the Agreement is hereby amended and restated, effective as of the date of this Amendment, to read as follows:

                  "(iii) Distribution Bonus: Employer shall pay Employee "Distribution Bonuses", at the same times as the shareholders of Employer receive distributions from Employer in respect of their common shares of Employer, except for "Excluded Payments" (as defined below), if, but only if, Employee is still employed by Employer under this Agreement on the date of such distribution. The amount of each Distribution Bonus payable to Employee shall be (i) the number of common shares of Employer that Employee has the right to acquire pursuant to the unexercised portion of the option granted to Employee pursuant to Section 2.C. as of the record date for the applicable distribution, multiplied by (ii) the "Per Share Distribution Amount" (as defined below).

                  "For purposes of this Section 2.A.(iii), the "Per Share Distribution Amount" shall equal (i) the actual amount distributed to Employer's shareholders, excluding any Excluded Payments, as determined by the President of Employer in his sole discretion based on the cash distributed and the fair market value of any property distributed, divided by (ii) the aggregate number of common shares of Employer outstanding as of the record date for the applicable distribution.

                  "For purposes of this Section 2.A.(iii), "Excluded Payments" means all of the following: (i) any distribution that is not in cash or property of Employer, (ii) any distribution of securities issued by Employer, (iii) salaries, bonuses or other compensation that one or more shareholders may receive as consideration for any services rendered by such shareholders to Employer, (iv) any distributions which Employer declares in order to provide its shareholders with funds with which to pay any federal, state and/or local taxes for which they are responsible as a result of Employer's status as an "S corporation" (the purpose for such distribution to be determined by the President of Employer in his sole discretion), and (v) one distribution by Employer payable to Shareholders of record on or before September 1, 1997 in an aggregate amount not to exceed $5,000,000 (as designated by the President of Employer in his sole discretion).

                  After the closing date of a public offering of common shares of Employer registered under the Securities Act of 1933, as amended (an "IPO"), this Section 2.A.(iii) shall terminate, and it shall not apply to any distributions payable to shareholders of record on or after the closing of the IPO.

         3. Removal of Severance Pay Upon Death or Disability. Section 3.C. of the Agreement is hereby amended and restated, effective as of June 27, 1994, to read as follows:

         "C.      [RESERVED]."

         4. Removal of Separate Non-Compete Consideration. Section 4.F. of the Agreement is hereby amended and restated, effective as of June 27, 1994, to read as follows:

         "F.      [RESERVED]."

         5. Removal of Change in Control Provisions. Section 5 of the Agreement is hereby amended and restated, effective as of June 27, 1994, to read as follows:

         "5.      [RESERVED]."

         6. Removal of Financial Information Section. Section 6.M. of the Agreement is hereby amended and restated, effective as of June 27, 1994, to read as follows:

         "M.      [RESERVED]."

         7. Removal of Reference to Section 4.F in Section 4.E.(i). Section 4.E.(i) of the Agreement is hereby amended and restated, effective as of June 27, 1994, to read as follows:

                  "(i) In the event of a breach of Employee's Covenant under only Sections 4B(i) and/or 4B(v), Employee shall not be entitled to nor shall Employer be obligated to pay any consideration, monies, or further compensation in whatever form whatsoever to Employee, and Employee shall immediately forfeit, relinquish, surrender, release and waive any and all rights, claims or demands to any and all consideration, monies, or compensation which Employee may be or is eligible for or owed (whether or not such consideration could be considered accrued or vested) under any provision of this Agreement, except for the special bonuses provided in
         Section 11 of the Amendment, which shall be non-forfeitable. Notwithstanding anything in this Agreement to the contrary, Employer's sole remedy for a breach of Employee's Covenant under only Sections 4B(i) and/or 4B(v) shall be that which is described in this Section 4E(i)."

         8. Removal of Reference to Section 4.F and Section 5.A. in Section 6.I. Section 6.I. of the Agreement is hereby amended and restated, effective as of June 27, 1994, to read as follows:

         "I. Breach by Employee: Upon Employee's breach or violation of, or failure to comply with, any provision of this Agreement, Employer shall have, in addition to any other remedies provided in this Agreement, no further obligation under this Agreement to pay Employee any Discretionary Bonus or Severance Pay. This Section 6I shall not be construed to limit any other remedies which Employer may have at law or in equity, except as specifically provided in Section 4E(i)."

         9. Exception to Non-Competition. Section 4.B. of the Agreement is hereby amended by adding the following to the end of Section 4.B.:

         "Notwithstanding anything in this Section 4.B. to the contrary, Section 4.B.(i), (ii) and (v) shall not apply after the termination of Employee's employment with Employer, if (i) Employee terminates his employment with Employer, or (ii) Employer terminates Employee's employment with Employer without "cause" (as defined in Section 2(c) of the Stock Option Agreement between Employer and Employee, dated the same date as the Amendment), in either case within one year after a "Change in Ownership".

                  "For purposes of this Agreement, a "Change in Ownership" occurs when, as a result of a voluntary transaction (i) (A) by Daniel
         B. Gilbert, a single person or entity owns more of Employer's outstanding voting equity securities than Daniel B. Gilbert and takes operational control of Employer, or (B) by Employer, all or substantially all of Employer's assets are sold to a third party, not in the ordinary course of Employer's business, and such third party takes operational control of Employer's business, and (ii) Employee is not permitted continued employment with Employer or such third party, as the case may be, on substantially the same terms and conditions as set forth in this Agreement and on terms that require Employer or such third party, as the case may be, to (A) employ Employee for a year after such change in operational control occurs at the salary in effect immediately before such change in operational control occurs, (B) provide Employee with a continuation of Employee's salary through one year after such change in operational control occurs at the rate in effect immediately before such change in operational control occurs if Employer or such third party, as the case may be, terminates Employee's employment without "cause" (as defined in Section 2(c) of the Stock Option Agreement between Employer and Employee, dated the same date as the Amendment) (in lieu of any other severance compensation due to Employee under this Agreement or otherwise), or (C) any combination of the foregoing."

         10. Current Salary Pursuant to Section 2.A.(i) of the Agreement the President of Employer has determined and established Employee's salary, beginning January 1, 1997, at $160,000 a year.

         11. Special Bonuses. Employer shall pay Employee the following amounts on or before the following dates as special bonuses: (i) $540,000 on or before December 31, 1996, (ii) $180,000 on or before July 1, 1997, and (iii) $360,000 on or before December 31, 1997. Such special bonuses shall be non-forfeitable.

         12. Additional Compensation Provisions. Section 2 of the Agreement is hereby amended by adding the following additional Sections to the end of Section 2 effective as of the date of this Amendment:

         "C. Stock Option. Effective as of the date of this Amendment, Employer shall grant to Employee an option to purchase 895.50 common shares of employer at $5,233.73 a share pursuant to the Rock Financial Corporation 1996 Stock Option Plan and a Stock Option Agreement in substantially the form attached as Exhibit A.

         "D.  Interest in Gary Gilbert's New Business. Employer shall cause
          Daniel B. Gilbert to transfer to Employee, all of his and any of his affiliates' right, title and interest in that portion of any option granted to Daniel B. Gilbert or any of his affiliates by Gary Gilbert to purchase a 3% equity interest in a mortgage business that is formed or acquired by Gary Gilbert (the "Business"). The option granted to Employee shall be exercisable at any time within 80 days after Gary Gilbert notifies Daniel B. Gilbert in writing that he has both formed or acquired the Business and signed a lease for the premises from which the Business will be operated. The exercise price of Employee's option will be the same cost per share paid by Gary Gilbert for his interest.

                  "This right is not transferable by Employee without Daniel B. Gilbert's consent, and if not exercised by Employee within the 80-day exercise period, may be exercised by Daniel B. Gilbert or his affiliates, as the case may be, on his own behalf, in whole or in part, or Daniel B. Gilbert or his affiliates, as the case may be, may transfer all or any portion of such equity interest, such option or any combination of the foregoing to any person or entity without obtaining the consent of any person or entity.

                  "If Employee desires to sell or transfer all or any part of such equity interest (other than to a revocable inter vivos trust for the benefit of Employee and of which Employee is the sole trustee, which trust shall be treated for all purposes as the Employee for purposes of this Section 2.D., and such trust and the shares transferred to the trust, shall be bound by the terms and conditions of this Section 2.D.), he must first give written notice to Daniel B. Gilbert of such proposed sale or transfer, which notice shall state the name and address of the proposed transferee, the amount of the equity interest, and the price, terms of payment, and conditions of such proposed sale or transfer. Daniel B. Gilbert shall have the exclusive option for a period of sixty days after receipt of such notice in which to purchase all or none of such equity interest proposed to be sold or transferred at the price and on the other terms and conditions stated in such notice. Such option shall be exercised by giving written notice thereof to Employee. If Daniel B. Gilbert fails to exercise his option within such sixty-day period, Employee shall be free, for the next sixty days after the expiration of the sixty-day option period, to sell or transfer such equity interest to the proposed person or entity on the proposed terms and conditions free of any restrictions under this Agreement. If the sale or transfer is not consummated within such sixty-day period, the restrictions and option provided in this Section 2.D. shall again apply."

          "E. Election as a Director. Employer will cause its Board of Directors to increase its size by one member and appoint Employee to fill the newly-created vacancy, effective as of the date of this Amendment."

         13. Information. At all times following Employee's initial contact with Employer pertaining to this Amendment, Employer has made available to Employee the opportunity to ask questions of, and receive answers from, Employer and persons acting on its behalf concerning the terms and conditions of the transactions contemplated by this Amendment, concerning the transactions described in Section 14, and concerning the Employer (including its financial condition, results of operations, cash flows, prospects, business, products, facilities, management, principals, business risks, securities, capitalization, financial needs and shareholders), and to obtain any additional information, to the extent Employer possessed such information or could acquire it without unreasonable effort or expense, that was necessary to verify the information furnished about the foregoing to Employee by Employer. Employee acknowledges receipt of a copy of this Amendment, Employer's audited financial statements for the fiscal year ended December 31, 1995 and Employer's unaudited financial statements for the nine months ended September 30, 1996. Employee is assuming responsibility, and is not relying on Employer in any manner whatsoever, to analyze and evaluate any information Employee has received and any additional information Employee desires to obtain. Employee has been furnished, or will obtain, all information Employee requests or desires to know before entering into this Amendment.

Employee has had the opportunity to consult with counsel concerning the terms and conditions of this Amendment and the transactions described in this Amendment.

         14. Purchase Price. Employee acknowledges and accepts that the exercise price for the option being granted to Employee pursuant to Section 2.C. of the Agreement has been determined by negotiations between Employer and Employee based primarily on the implied valuation of Employer used in connection with two purchases of common shares of Employer by Daniel B. Gilbert from other shareholders of Employer entered into at substantially the same time as this Amendment. Employee acknowledges and accepts that such exercise price is not necessarily related to Employer's asset value, net worth, earnings potential or other established criteria of value. Employee acknowledges that such exercise price has been determined without obtaining a full valuation of Employer or Employee's potential interest in Employer. Employee further acknowledges that he is aware that Employer has received a preliminary indication of the range of its valuation under various circumstances from an investment banking firm that may differ from those on which the option exercise price is based. Notwithstanding the foregoing, Employee has satisfied himself regarding the exercise price for the option granted pursuant to Section 2.C. of the Agreement, and Employee agrees that he is assuming sole responsibility to evaluate the fairness of such exercise price.

         15. Release. As of the date of this Amendment, Employee acknowledges and agrees that no amounts are owing to Employee by Employer under the Agreement or otherwise, except for (i) any accrued, but unpaid salary with respect to the period after the period covered by the last regular payroll payment made by Employer to Employee, (ii) any amounts due to Employee under Employer's employee benefit plans, payable in the ordinary course of Employer's business, and (iii) any amounts provided in this Amendment (collectively, the "Exceptions"). As of the date of this Amendment, Employee releases Employer and its directors, officers, employees, affiliates, representatives, agents and attorneys, and their successors and assigns from all causes of action, claims, and damages based on any facts existing at the date of this Amendment, except for the Exceptions. As of the date of this Amendment, Employer releases Employee and his successors and assigns from all causes of action, claims, and damages based on any facts existing at the date of this Amendment, except for any claims under the Agreement, as amended by this Amendment.

         16. No Other Change. Except as modified by this Amendment, the Agreement shall continue in full force according to its terms and is ratified.

         17. Counterparts. This Amendment may be signed in counterparts, both of which together will be deemed an original of this Amendment. This Amendment will also be effective if evidenced by signed copies transmitted by telecopier or facsimile transmission.

         IN WITNESS WHEREOF, Employer and Employee have signed this Amendment as of the date set forth in the introductory paragraph of this Amendment.

                                            ROCK FINANCIAL CORPORATION

                                            By: /s/ Daniel B. Gilbert
                                               ------------------------
                                                 Daniel B. Gilbert

                                                 Its: President

                                             /s/ Steven Stone
                                            ---------------------------
                                             Steven Stone

         The undersigned is signing this Amendment solely to agree to the provisions applicable to the undersigned contained in the portion of Section 12 adding Section 2.D. to the Agreement.

                                             /s/ Daniel B. Gilbert
                                            ---------------------------
                                            Daniel B. Gilbert

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment') is made as of February 18, 1998 by and between Rock Financial Corporation, a Michigan corporation ("Employer"), and Steven Stone ("Employee").

                                    RECITALS:

         A. Employer and Employee have entered into an Employment Agreement, dated as of June 27, 1994 and amended as of December 28, 1996 (the "Agreement"). Capitalized terms used in this Amendment, but not otherwise defined in this Amendment, shall have the meanings set forth in the Agreement.

         B. Employer and Employee desire to revise the Agreement, on the terms and conditions set forth in this Amendment, to, among other things, delete the Distribution Bonus and substitute an option to purchase common shares of Employer and the right to sell common shares in the initial public offering of common shares of Employer registered under the Securities Act of 1933, as amended (an "IPO"), all subject to the terms and conditions of this Amendment.

         THEREFORE, Employer and Employee agree as follows:

         1. Change in Title. Effective as of the "Effective Date" (as defined in Section 5 below), the reference in Section 1.E. of the Agreement to "Boulder's Director of Alternative Lending" is changed to "Employer's President". Effective as of the "Effective Date" (as defined in Section 5 below), the first sentence of Section 1.D. of the Agreement is amended to read as follows: "Employee's title shall be "President"."

         2. Deletion of Distribution Bonus. Effective as of the "Effective Date" (as defined in Section 5 below), Section 2.A.(iii) of the Agreement is amended and restated to read as follows:

         "(iii) [RESERVED]."

         3. Additional Compensation Provisions. If the "Effective Date" (as defined in Section 5 below) occurs, Section 2 of the Agreement is hereby amended by adding the following additional Sections to the end of Section 2:

         "F. Stock Option. Effective as of the closing date of the IPO, Employer shall grant to Employee pursuant to the Rock Financial Corporation 1996 Stock Option Plan and a Stock Option Agreement in substantially the form attached as Exhibit A an option to purchase 292,500 common shares of Employer at an exercise price per share equal to the public offering price per share of the common shares in the IPO."

         "G. Right to Participate in the IPO. Employer shall use its best efforts to cause the underwriters in its IPO to permit Employee to sell 214,500 common shares in the IPO. If Employee is permitted to sell such common shares in the IPO, Employee shall acquire such shares by exercising stock options he owns to purchase that number of shares on or before the closing date of the IPO and shall deliver certificates representing such shares, free of any adverse claims (as defined in the Michigan Uniform Commercial
         Code) to the underwriters on the closing date of the IPO, duly endorsed for transfer or accompanied by stock powers. Employee shall also enter into an underwriting agreement with such underwriters and such other documents and agreements as are reasonably requested by Employer or the underwriters in connection with the IPO."

         4. Change of References to President. Effective as of the "Effective Date" (as defined in Section 5 below), all references in the Agreement to "President" (other than the references to "President" in the first sentence of Section 1.D. of the Agreement and in Section 1.E. of the Agreement) are amended and restated to read "Chief Executive Officer", including those references in Sections 1.A., 1.D. (except the first sentence of Section 1.D.), 2.A.(i), 2.A.(ii), 2.B., 3.B., and 6.G. of the Agreement. In addition, effective as of the "Effective Date" (as defined in Section 5 below), all references in the Stock Option Agreement, dated as of December 28, 1996 between Employer and Employee to "President" are amended and restated to read "Chief Executive Officer", including those references in Sections 2(d)(2)(D) and 2(d)(2)(F) in such Stock Option Agreement.

         5. Conditional Effectiveness of Amendment. The "Effective Date" shall be March 15, 1998, if and only if, the closing date of the IPO occurs on or before June 30, 1998. If the closing date of the IPO does not occur on or before June 30, 1998, this Amendment shall be void and shall be treated as if it never existed without any liability or obligation of Employer or Employee under this Amendment.

         6. Information. At all times following Employee's initial contact with Employer pertaining to this Amendment, Employer has made available to Employee the opportunity to ask questions of, and receive answers from, Employer and persons acting on its behalf concerning the terms and conditions of the transactions contemplated by this Amendment, concerning the transactions described in Sections 2 and 3, and concerning the Employer (including its financial condition, results of operations, cash flows, prospects, business, products, facilities, management, principals, business risks, securities, capitalization, financial needs and shareholders), and to obtain any additional information, to the extent Employer possessed such information or could acquire it without unreasonable effort or expense, that was necessary to verify the information furnished about the foregoing to Employee by Employer. Employee acknowledges receipt of a copy of this Amendment and Employer's financial statements for the fiscal year ended December 31, 1997. Employee is assuming responsibility, and is not relying on Employer in any manner whatsoever, to analyze and evaluate any information Employee has received and any additional information Employee desires to obtain. Employee has been furnished, or will obtain, all information Employee requests or desires to know before entering into this Amendment. Employee has had the opportunity to consult with counsel concerning the terms and conditions of this Amendment and the transactions described in this Amendment.

         7. Release. As of the date of this Amendment, Employee acknowledges and agrees that no amounts are owing to Employee by Employer under the Agreement or otherwise, except for (i) any accrued, but unpaid salary with respect to the period after the period covered by the last regular payroll payment made by Employer to Employee, (ii) any amounts due to Employee under Employer's employee benefit plans, payable in the ordinary course of Employer's business, and (iii) any amounts provided in this Amendment (collectively, the "Exceptions"). As of the date of this Amendment, Employee releases Employer and its directors, officers, employees, affiliates, representatives, agents and attorneys, and their successors and assigns from all causes of action, claims, and damages based on any facts existing at the date of this Amendment, except for the Exceptions. As of the date of this Amendment, Employer releases Employee and his successors and assigns from all causes of action, claims, and damages based on any facts existing at the date of this Amendment, except for any claims under the Agreement, as amended by this Amendment.

         8. No Other Change. Except as modified by this Amendment, the Agreement shall continue in full force according to its terms and is ratified.

         9. Counterparts. This Amendment may be signed in counterparts, both of which together will be deemed an original of this Amendment. This Amendment will also be effective if evidenced by signed copies transmitted by telecopier or facsimile transmission.

         IN WITNESS WHEREOF, Employer and Employee have signed this Amendment as of the date set forth in the introductory paragraph of this Amendment.

                                       ROCK FINANCIAL CORPORATION

                                       By:  /s/ Daniel B. Gilbert
                                          -----------------------------
                                                Daniel B. Gilbert

                                                Its:  President

                                        /s/ Steven Stone
                                       --------------------------------
                                       Steven Stone

                                       -3-